Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Casella Waste Systems, Inc. and subsidiaries (the Company) of our report dated March 2, 2018, relating to the consolidated financial statements, and the financial statement schedules and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of Casella Waste Systems, Inc. for the year ended December 31, 2017.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts

May 9, 2018